Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Apollo Medical Holdings, Inc.

Glendale, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-153138) of Apollo Medical Holdings, Inc. of our report dated June 29, 2016, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Los Angeles, California

June 29, 2016